EXHIBIT 99.1

PIERIS AG

Report of Independent Registered Public Accounting Firm

The Supervisory Board and Stockholders of Pieris AG

We have audited the accompanying balance sheets of Pieris AG (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pieris AG at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Dr. Napolitano	/s/ Richter

Wirtschaftsprüfer	Wirtschaftsprüfer

[German Public Auditor]	[German Public Auditor]

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

December 17, 2014

PIERIS AG

BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$3,689,382	$6,327,078
Restricted cash	72,497	183,311
Trade accounts receivable	481,810	126,641
Other current assets	449,733	1,120,114
Prepaid expenses	60,477	59,100
Income tax receivable	66,479	49,066

Total current assets	4,820,378	7,865,310
Property and equipment, net	2,437,677	2,673,682
Deferred tax asset	18,877	30,975

Total assets	$7,276,932	$10,569,967

The accompanying notes are an integral part of these financial statements.

PIERIS AG

BALANCE SHEETS

	December 31,
	2013	2012
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$278,008	$813,667
Accrued expenses	559,629	411,489
Other current liabilities	160,484	184,265
Convertible stockholder loan, including accrued interest, current portion	—	2,333,279
Bank loan, including accrued interest, current portion	206,490	1,488,984
Deferred revenues, current portion	544,562	3,990,784
Deferred tax liabilities	18,877	30,975

Total current liabilities	1,768,051	9,253,442
Accrued expenses, non-current	379,942	364,728
Convertible stockholder loan, including accrued interest, net of current portion	3,098,502	—
Bank loan, including accrued interest, net of current portion	1,445,430	—
Deferred revenue, net of current portion	—	456,094

Total liabilities	6,691,925	10,074,264

Commitments and contingencies
Stockholders’ equity
Common stock, €1 par value per share, 59,993 shares authorized and 59,993 shares issued and outstanding at December 31, 2013 and 2012	53,889	53,889
Preferred stock, €1 par value per share, 919,708 shares authorized and 919,708 issued and outstanding at December 31, 2013 and 2012	1,214,914	1,214,914
Additional paid-in capital	56,351,363	56,351,363
Receivable from issuance of shares	(121,801)	(121,801)
Accumulated other comprehensive loss	(956,274)	(979,383)
Accumulated deficit	(55,957,084)	(56,023,280)

Total stockholders’ equity	585,007	495,702

Total liabilities and stockholders’ equity	$7,276,932	$10,569,967

The accompanying notes are an integral part of these financial statements.

PIERIS AG

STATEMENTS OF OPERATIONS

	Years ended December 31,
	2013	2012
Revenues	$12,427,292	$11,383,322
Operating costs and expenses
Research and development	(9,411,856)	(10,854,761)
General and administrative	(2,461,610)	(2,708,583)

	(11,873,466)	(13,563,344)
Income (loss) from operations	553,826	(2,180,022)
Other income (expense)
Interest expense	(493,937)	(177,125)
Other income, net	6,307	36,578

	(487,630)	(140,547)
Income (loss) before income taxes	66,196	(2,320,569)
Income tax benefit	—	22

Net income (loss)	$66,196	$(2,320,546)

Net income (loss) per share
Basic and diluted	$0.07	$(2.37)
Weighted average number of common shares outstanding
Basic and diluted	59,993	59,993

The accompanying notes are an integral part of these financial statements.

PIERIS AG

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years ended December 31,
	2013	2012
Net income (loss)	$66,196	$(2,320,546)
Other comprehensive loss
Foreign currency translation adjustments	23,109	(5,980)

Other comprehensive income (loss), before tax	23,109	(5,980)

Comprehensive income (loss) attributable to the owners of Pieris AG	$89,305	$(2,326,527)

The accompanying notes are an integral part of these financial statements.

PIERIS AG

STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$66,196	$(2,320,546)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	384,677	378,322
Non-cash interest expense	414,269	100,394
Changes in operating assets and liabilities:
Restricted cash	114,260	2,877,622
Trade accounts receivable	(337,483)	(123,241)
Prepaid expenses	1,049	(24,714)
Other assets	691,681	(553,881)
Trade accounts payable	(549,405)	(730,237)
Accrued and other liabilities	(3,846,904)	(8,735,103)
Income taxes	(14,822)	43,905

Net cash used in operations	(3,076,482)	(9,087,479)
Cash flows from investing activities:
Purchase of property and equipment	(49,471)	(132,731)
Proceeds from sale of property and equipment	—	90

Net cash used in investing activities	(49,471)	(132,641)
Cash flows from financing activities:
Proceeds from convertible stockholder loan	327,210	2,317,308

Net cash provided by financing activities	327,210	2,317,308
Effect of exchange rate change on cash and cash equivalents	161,047	16,921
Net decrease in cash and cash equivalents	(2,637,696)	(6,885,892)
Cash and cash equivalents at beginning of year	6,327,078	13,212,969

Cash and cash equivalents at end of year	$3,689,382	$6,327,078

Supplemental cash flow disclosures:
Cash paid for interest	$79,668	$77,160
Cash paid (received from) for income taxes	$17,413	$(43,196)

The accompanying notes are an integral part of these financial statements.

PIERIS AG

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common shares		Preferred shares Series A		Preferred shares Series A-1		Preferred shares Series B		Additional paid-in capital	Receivable from issuance of shares	Accumulated other comprehensive loss	Accumulated deficit	Total equity
	No. of shares	Share capital	No. of shares	Share capital	No. of shares	Share capital	No. of shares	Share capital
Balances as of January 1, 2012	59,993	$53,889	324,313	$378,503	132,432	$173,896	462,963	$662,515	$56,400,054	$(170,491)	$(973,403)	$(53,702,734)	$2,822,229
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	(2,320,546)	(2,320,546)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	(5,980)	—	(5,980)
Waiver of receivable from issuance of shares	—	—	—	—	—	—	—	—	(48,690)	48,690	—	—	—

Balances as of December 31, 2012	59,993	53,889	324,313	378,503	132,432	173,896	462,963	662,515	56,351,363	(121,801)	(979,383)	(56,023,280)	495,702
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	66,196	66,196
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	23,109	—	23,109

Balances as of December 31, 2013	59,993	$53,889	324,313	$378,503	132,432	$173,896	462,963	$662,515	$56,351,363	$(121,801)	$(956,274)	$(55,957,084)	$585,007

The accompanying notes are an integral part of these financial statements.

PIERIS AG

NOTES TO FINANCIAL STATEMENTS

1. Corporate Information

Pieris AG (the “Company”) is an independent, clinical-stage biopharmaceutical company focused on the discovery and development of biotherapeutics incorporating its proprietary Anticalin® technology. The registered office of Pieris AG is in Freising-Weihenstephan, Germany.

Pieris AG was founded in 2001 by Prof. Dr. Arne Skerra, Professor at the Technical University of Munich, Germany, and Claus Schalper. Through its Seed (2001), Series A (2002) and A1 (2006) financing rounds, Pieris AG received funding of $19,242,951 from international life science investors Global Life Science Ventures (lead), Gilde Healthcare Partners (co-lead), Forbion Capital Partners, BayTech Venture Capital, Bio-M, TCB, KfW and BayernKapital. In this context, Pieris AG issued common as well as preferred shares. The Company issued common shares in connection with the Seed financing round and preferred shares in the Series A and Series A1 financing rounds. In March 2008, Pieris AG closed its Series B financing round, raising $37,216,207 through the issuance of preferred shares.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Use of Estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses in the financial statements and disclosures in the accompanying notes. Actual results and outcomes could differ materially from management’s estimates, judgments and assumptions.

Foreign Currency Translation

Pieris AG’s reporting currency is U.S. dollars. During the years ended December 31, 2013 and 2012, Pieris AG had operations in Germany with a functional currency of the euro. All amounts in the financial statements where the functional currency is not the U.S. dollar are translated into U.S. dollar equivalents at exchange rates as follows:

•	assets and liabilities at period-end rates,

•	income statement accounts at average exchange rates for the period, and

•	components of equity at historical rates.

Gains and losses from translation of the financial statements into U.S. dollars are recorded in stockholders’ equity as a component of other comprehensive loss. Realized and unrealized gains and losses resulting from foreign currency transactions denominated in currencies other than the functional currency are reflected as general and administrative expenses in the Statements of Operations.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents consist of cash on deposit in banks and other cash invested temporarily in money-market funds that are highly liquid and have an original maturity of less than 90 days at the date of purchase.

Pieris AG held $72,497 and $183,311 in restricted cash as of December 31, 2013 and 2012, respectively. Such bank balances relate to prepayments received by Pieris AG pursuant to EU grants under the EUROCALIN program (see Note 3 Revenue). These amounts are restricted to cover future obligations to members of the EUROCALIN consortium; they are not available for use by Pieris AG.

Fair Value of Financial Instruments

ASC Topic 820 Fair Value Measurement defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date. Pieris AG applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 utilizes quoted market prices in markets that are not active, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Level 3 inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.

Pieris AG’s cash equivalents consist of highly liquid money market funds and are measured at fair value on a recurring basis. These funds are classified as Level 1 in the fair value hierarchy because they are valued using quoted prices for the periods ended December 31, 2013 and 2012. The carrying amounts of $3,307,520 and $3,651,949 as of December 31, 2013 and December 31, 2012, respectively, equal the fair value of the cash equivalents.

The Company’s other financial instruments include debt instruments (convertible stockholder loan and bank loan) and are classified as Level 2 within the fair value hierarchy. The fair value of these instruments was determined using the discounted cash flow method based on contractual cash flows and the current rate at which debt with similar terms could be issued. The fair values for these debt instruments approximated carrying values as of December 31, 2013 and 2012.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that subject Pieris AG to concentrations of credit risk include cash and cash equivalents and trade accounts receivable. Pieris AG maintains cash and cash equivalents with various major financial institutions. Pieris AG maintains deposits and owns money market funds only in highly rated financial institutions to minimize the credit risk from the financial institutions. Management periodically reviews the credit standing of these financial institutions and believes that Pieris AG is not exposed to significant credit risk from the institutions in which those deposits are held and through which money-market funds are owned at December 31, 2013 and 2012.

As of December 31, 2013, one collaboration partner accounted for all of Pieris AG’s trade accounts receivable. See Note 3 Revenue, for additional information regarding Pieris AG’s collaboration agreements.

Pieris AG relies on third parties to conduct preclinical and clinical studies. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Pieris AG may not be able to obtain regulatory approval for Pieris AG’s drug candidates and Pieris AG’s business could be substantially impacted. Furthermore, Pieris AG is exposed to the risks associated with third parties’

formulating and manufacturing its preclinical and clinical drug supplies and any approved product candidates. The development and commercialization of any of its drug candidates could be stopped, delayed or made less profitable if those third parties fail to provide Pieris AG with sufficient quantities of such drug candidate or fail to do so at acceptable quality levels, including in accordance with applicable regulatory requirements and prices.

In line with the third-party risk, Pieris AG depends significantly on the Research and Licensing Agreement (or the “TUM License Agreement”) with Technische Universität München (the “TUM” or “Technical University Munich”), under which certain intellectual property rights are exclusively licensed to Pieris AG. In case the TUM License Agreement is terminated by TUM, Pieris AG would be significantly hampered in its efforts to develop and commercialize, as well as to sub-license, the drug candidates covered by such exclusive license.

Trade Accounts Receivable

Trade accounts receivable are recorded net of allowances for doubtful accounts and represent amounts due from third parties and collaboration partners. Management monitors and evaluates collectability of receivables on an ongoing basis and considers whether an allowance for doubtful accounts is necessary. Management determined that no such reserve is needed as of December 31, 2013 and 2012. Historically, Pieris AG has not had collectability issues with third parties and collaboration partners.

Property and Equipment

Property and equipment are recorded at acquisition cost, less accumulated depreciation and impairment. Depreciation on property and equipment is calculated using the straight-line method over the remaining estimated useful lives of the assets. The estimated useful life of the different groups of property and equipment is as follows:

Asset Classification	Estimated useful life (in years)
Leasehold improvements	5 - 13
Laboratory equipment	1 - 14
Office and computer equipment	1 - 15

Impairment of Long-lived Assets

Pieris AG reviews its long-lived assets to be held and used for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. In performing an impairment review, Pieris AG estimates undiscounted cash flows from products that are covered by these assets. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount of the asset. If the evaluation indicates that the carrying value of an asset is not recoverable from its undiscounted cash flows, an impairment loss is measured by comparing the carrying value of the asset to its fair value. No such impairments were recorded during the years ended December 31, 2013 or 2012.

Revenue Recognition

Pieris AG entered into several licensing and development agreements with collaboration partners for the development of Anticalin® therapeutics against a variety of targets in diseases and conditions. The terms of these agreements contain multiple elements and deliverables, which may include (i) licenses, or options to obtain licenses, to Pieris AG’s Anticalin® technology and (ii) research activities to be performed on behalf of the collaborative partner. Payments to Pieris AG under these agreements may include upfront fees (which include license and option fees), payments for research activities, payments based upon the achievement of certain milestones and royalties on product sales. There are no performance, cancellation, termination or refund provisions in any of the arrangements that could result in material financial consequences to Pieris AG. Pieris AG follows the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 605-25, Revenue Recognition—Multiple-Element Arrangements and ASC Topic 605-28, Revenue Recognition—Milestone Method in accounting for these agreements.

Multiple-Element Arrangements

When evaluating multiple-element arrangements, Pieris AG identifies the deliverables included within the agreement and evaluates which deliverables represent separate units of accounting based whether the delivered element has stand-alone value to the collaborator or if the arrangement includes a general right of return for delivered items.

The consideration received is allocated among the separate units of accounting using the relative selling price method, and the applicable revenue recognition criteria are applied to each of the separate units of accounting. Pieris AG has used best estimate of selling price methodology to estimate the selling price for licenses and options to acquire additional licenses to its proprietary technology because Pieris AG does not have Vendor Specific Objective Evidence or Third Party Evidence of selling price for these deliverables. To determine the estimated selling price of a license to its proprietary technology, Pieris AG considers market conditions as well as entity-specific factors, including those factors contemplated in negotiating the agreements, terms of previous collaborative agreements, similar agreements entered into by third parties, market opportunity, estimated development costs, probability of success and the time needed to commercialize a product candidate pursuant to the license. In validating the Company’s best estimate of selling price, Pieris AG evaluates whether changes in the key assumptions used to determine the best estimate of selling price will have a significant effect on the allocation of arrangement consideration among multiple deliverables.

Pieris AG typically receives upfront, nonrefundable payments when licensing its intellectual property in conjunction with a research and development agreement. In determining the units of accounting, management evaluates whether the license has stand-alone value from the undelivered elements to the collaborative partner based on the consideration of the relevant facts and circumstances for each arrangement. Factors considered in this determination include the stage of development of the license delivered, research capabilities of the partner and the availability of Anticalin® technology research expertise in the general marketplace.

When management believes the license to its intellectual property does not have stand-alone value from the other deliverables to be provided in the arrangement, Pieris AG generally recognizes revenue attributable to the license on a straight-line basis over Pieris AG’s contractual or estimated performance period, which is typically the term of Pieris AG’s research and development obligations. When management believes the license to its intellectual property has stand-alone value, Pieris AG recognizes revenue attributed to the license upon delivery. The periods over which revenue should be recognized are subject to estimates by management and may change over the course of the research and development agreement. Such a change could have a material impact on the amount of revenue Pieris AG records in future periods.

The accounting treatment for options granted to collaborators is dependent upon the nature of the option granted to the collaborative partner. Options are considered substantive if, at the inception of an agreement, Pieris AG is at risk as to whether the collaborative partner will choose to exercise the options to secure additional licenses. Factors that are considered in evaluating whether options are substantive include the overall objective of the arrangement, the benefit the collaborator might obtain from the agreement without exercising the options, the cost to exercise the options relative to the total upfront consideration, and the additional financial commitments or economic penalties imposed on the collaborator as a result of exercising the options.

In arrangements where options to obtain additional licenses are considered substantive, Pieris AG determines whether the optional licenses are priced at a significant and incremental discount. If the prices include a significant and incremental discount, the option is considered a deliverable in the arrangement. However, if not priced at a discount, the elements included in the arrangement are considered to be only the non-contingent elements. When a collaborator exercises an option to acquire an additional license, the exercise fee that is attributed to the additional license and any incremental discount allocated at inception are recognized in a manner consistent with the treatment of up-front payments for licenses (i.e., license and research services). In the event an option expires un-exercised, any incremental discounts deferred at the inception of the arrangement are recognized into revenue upon expiration. For options that are non-substantive, the additional licenses to which the options pertain are considered deliverables upon inception of the arrangement, and Pieris AG applies the multiple-element revenue recognition criteria to determine accounting treatment. All of Pieris AG’s agreements with options have been determined to include substantive options.

Payments or reimbursements resulting from Pieris AG’s research and development efforts in multi-element arrangements in which Pieris AG’s research and development efforts are considered deliverable are recognized as the services are performed and are presented on a gross basis so long as there is persuasive evidence of an arrangement, the fee is fixed or determinable, and collection of the related receivable is reasonably assured. Amounts received prior to satisfying the above revenue recognition criteria are recorded as deferred revenue in the accompanying balance sheets.

Milestone Payments and Royalties

At the inception of each agreement that includes milestone payments, Pieris AG evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether (a) the consideration is commensurate with either (1) the entity’s performance to achieve the milestone, or (2) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the entity’s performance to achieve the milestone, (b) the consideration relates solely to past performance and (c) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. Pieris AG evaluates factors such as the scientific, regulatory, commercial and other risks that must be overcome to achieve the respective milestone, the level of effort and investment required to achieve the respective milestone and whether the milestone consideration is reasonable relative to all deliverables and payment terms in the arrangement in making this assessment.

Pieris AG aggregates milestones into three categories (i) research milestones, (ii) development milestones and (iii) commercial milestones. Research milestones are typically achieved upon reaching certain success criteria as defined in each agreement related to developing an Anticalin® protein against the specified target. Development milestones are typically reached when a compound reaches a defined phase of clinical research or passes such phase, or upon gaining regulatory approvals. Commercial milestones are typically achieved when an approved pharmaceutical product reaches the status for commercial sale or certain defined levels of net sales by the licensee, such as when a product first achieves global sales or annual sales of a specified amount.

For revenues from research and development milestone payments, if the milestones are deemed substantive and the milestone payments are nonrefundable, such amounts are recognized entirely upon successful accomplishment of the milestones. Milestones that are not considered substantive are accounted for as license payments and recognized on a straight-line basis over the period of performance. To date, Pieris AG has determined all milestones are substantive. Revenues from commercial milestone payments are accounted for as royalties and are recorded as revenue upon achievement of the milestone, assuming all other revenue recognition criteria are met. Royalty payments are recognized in revenues based on the timing of royalty payments earned in accordance with the agreements, which typically is the period when the relevant sales occur, assuming all other revenue recognition criteria are met.

Government Grants

Government grants are recognized when there is reasonable assurance that all conditions will be complied with and the grant will be received. As the government grants generally represent subsidies for specified activities, they are recognized when earned as revenue from grants.

Funds received that are not related to research and development expenses that have already been incurred, such as the EUROCALIN grant, are recorded as deferred revenue until such time that the related expenses have been incurred by Pieris AG or by one of the other members of the EUROCALIN consortium. At the time eligible expenses are incurred, the applicable portion of deferred revenue according to the respective funding rates is recorded as revenue from grants.

Research and Development

Research and development costs are charged to expense as incurred. Research and development expenses consist of expenses incurred in performing research and development activities, including salaries and benefits; overhead expenses, including facilities expenses; materials and supplies; preclinical expenses; clinical trial and related clinical manufacturing expenses; depreciation of equipment; contract services; and other outside expenses. Legal fees incurred for patent application costs have been charged to expense and reported in research and development expenses.

Income Taxes

Pieris AG applies ASC 740 – Income Taxes, which established financial accounting and reporting requirements for the effects of income taxes that result from Pieris AG’s activities during the current and preceding years. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating losses and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted statutory tax rates expected to apply to taxable income in the jurisdictions and years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Where Pieris AG determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized in the future, the deferred tax assets are reduced by a valuation allowance.

Share-based Payments

Pieris AG measures share-based payments in accordance with ASC Topic 718, Compensation – Stock Compensation. Determining the appropriate fair value model and related assumptions requires judgment, including estimating share price volatility and expected terms of the awards. For employee options, the fair value measurement date is generally on the date of grant and the related compensation expense is recognized on a straight-line basis over the requisite period of the awards, less expense for expected forfeitures. Share-based compensation expense related to stock options granted to non-employees is recognized as the services are rendered on a straight-line basis.

Pieris AG granted share-based payments in the form of cash-settled options to employees and non-employees in two different contracts. These share-based payments were only exercisable upon an exit event (i.e. any liquidation, dissolution or winding up of Pieris AG, including any merger or consolidation into or any other corporation or sale of more than 70% of Pieris AG’s assets or 50% of Pieris AG’s shares) before December 31, 2013. As the achievement of the performance condition (exit event) did not occur before the expiration of the vesting period, no expenses were recorded during the years ended December 31, 2013 and 2012. All of the options expired as of December 31, 2013.

Contingencies

Accruals are recorded for loss contingencies when it is probable that a liability has been incurred and the amount of the related loss can be reasonably estimated. Pieris AG evaluates, on a quarterly basis, developments in legal proceedings and other matters that could cause an increase or decrease in the amount of the liability that has been accrued previously. Considering facts known at the time of the assessment, Pieris AG determines whether potential losses are considered reasonably possible or probable and whether they are estimable. Based upon this assessment, Pieris AG carries out an evaluation of disclosure requirements and considers possible accruals in the financial statements.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions on how to allocate resources and asses performance. Pieris AG operates as a single segment dedicated to the discovery and development of biotechnological applications and accordingly, views its operations and manages its business in one operating segment.

Basic and Diluted Earnings per Share

Pieris AG computes basic earnings per share by dividing net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Pieris AG computes diluted earnings per share after giving consideration to dilutive effects that existed during the respective period. Potentially dilutive securities issuable upon conversion of the Convertible Stockholder Loan 2012 are not included in the calculations of diluted net income (loss) per share, as their inclusion would be anti-dilutive. Potential common shares issuable upon conversion from preferred shares that are convertible into common stock by resolution adopted by stockholders at a meeting are considered as securities participating in dividends (whether paid or unpaid) pursuant to the two-class method. However, the conversion of preferred shares into common shares does not impact diluted net income (loss) per share because the conversion would be contingent upon a substantive non-market condition in accordance with ASC 260. Therefore, basic and diluted income (loss) per share are the same for the years ended December 31, 2013 and 2012 as no dilutive effects existed.

Adoption of New Accounting Standards

In December 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities,” (ASU 2011-11). ASU 2011-11 enhances disclosures regarding financial instruments and derivative instruments. Entities are required to provide both net information and gross information for these assets and liabilities in order to enhance comparability between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. The requirements of ASU 2011-11 are to be applied retrospectively and became effective for Pieris AG on January 1, 2013. There were no offsetting arrangements during 2013 or 2012, and therefore the adoption of this standard update did not have an effect on the disclosures.

In July 2012, the FASB issued ASU No. 2012-02, “Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” (ASU 2012-02), allowing entities the option to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. If the qualitative assessment indicates it is more-likely-than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, the quantitative impairment test is required. Otherwise, no testing is required. ASU 2012-02 became effective for Pieris AG in the period beginning January 1, 2013, and its adoption did not have an effect on the Pieris AG’s financial position, results of operations or cash flows.

In July 2013, the FASB issued ASU No. 2013-10 (ASU 2013-10), “Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes” (a consensus of the FASB F- 10 Emerging Issues Task Force), which permits the use of the Fed Funds Effective Swap Rate (also referred to as the Overnight Index Swap Rate), in addition to the U.S. Treasury rate (UST) and London Interbank Offered Rate (LIBOR), as a U.S. benchmark interest rate for hedge accounting purposes under FASB ASC Topic 815, Derivatives and Hedging. Under ASU 2013-10, entities should apply the ASU prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. Pieris AG did not have any qualifying or redesignated hedging relationships during 2013 and 2012, and therefore the adoption of this standard update did not have an effect on the Pieris AG’s financial position, results of operations or cash flows.

New Accounting Standards Not Yet Adopted

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (ASU 2013-02). Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of Accumulated Other Comprehensive Income (AOCI) by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 became effective for non emerging growth companies for reporting periods beginning after December 15, 2012. For Pieris AG as an emerging growth company ASU 2013-02 will become effective on January 1, 2014. Pieris AG does not expect the adoption of these provisions to have a material impact on the Company’s financial statements.

In February 2013, the FASB issued Accounting Standards Update No. 2013-04, “Liabilities (Topic 405) -Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date” (ASU 2013-04). The amendments in this update provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this update is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in this update also requires an entity to disclose the nature and amount of the obligation as well as other information about such obligations. The requirements of ASU 2013-04 will become effective for non emerging growth companies for reporting periods beginning after December 15, 2013. For Pieris AG as an emerging growth company ASU 2013-04 will become effective on January 1, 2015. Pieris AG does not expect the adoption of these provisions to have a material impact on the Company’s financial statements.

In March 2013, the FASB issued Accounting Standards Update No. 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (ASU 2013-05). The amendments in ASU 2013-05 provide guidance on releasing Cumulative Translation Adjustments (CTA) when a reporting entity (parent) ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. In addition, these amendments provide guidance on the release of CTA in partial sales of equity method investments and in step acquisitions. For public entities, the amendments are effective on a prospective basis for fiscal years and interim reporting periods within those years, beginning after December 15, 2013. The amendments should be applied prospectively to de-recognition events occurring after the effective date. Prior periods should not be adjusted and early adoption is permitted. ASU 2013-05 will become effective for non emerging growth companies for reporting periods beginning after December 15, 2013. For Pieris AG as an emerging growth company ASU 2013-05 will become effective on January 1, 2015 and Pieris AG does not expect these provisions to have a material impact on the Company’s financial statements.

In July 2013, the FASB issued Accounting Standards Update No. 2013-11 (ASU 2013-11), “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (a consensus of the FASB Emerging Issues Task Force), which requires an entity to present an unrecognized tax benefit as a reduction of a deferred tax asset for a net operating loss (NOL) carryforward, or similar tax loss or tax credit carryforward, rather than as a liability when

•	the uncertain tax position would reduce the NOL or other carryforward under the tax law of the applicable jurisdiction and

•	the entity intends to use the deferred tax asset for that purpose.

The ASU does not require new disclosures and is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption and retrospective application are permitted. ASU 2013-11 will become effective for non emerging growth companies for reporting periods beginning after December 15, 2013. For Pieris AG as an emerging growth company ASU 2013-11 will become effective on January 1, 2015, and the Company is in the processes of evaluating of the impact the adoption will have on its financial statements.

In May 2014 the FASB issued Accounting Standards Update (ASU) No. 2014-09 Revenue from Contracts with Customers.

ASU 2014-09 affects contracts with customers to transfer goods or services or contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. This ASU also supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (e.g., assets within the scope of Topic 360, Property, Plant, and Equipment, and intangible assets within the scope of Topic 350, Intangibles—Goodwill and Other) are amended to be consistent with the guidance on recognition and measurement in this ASU.

The core principle of the guidance is that an entity should recognize revenue consistent with the performance obligation to transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

For a public entity, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. For Pieris AG as an emerging growth company ASU 2014-09 will become effective effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Pieris AG is evaluating the impact of the adoption of the standard on its financial statements.

In June 2014 the FASB issued Accounting Standards Update (ASU) No. 2014-12 “Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period.”

The amendments in this Update apply to all reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. That is the case when an employee is eligible to retire or otherwise terminate employment before the end of the period in which a performance target (for example, an IPO or a profitability target) could be achieved and still be eligible to vest in the award if and when the performance target is achieved.

For all entities, the amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The effective date is the same for both public business entities and all other entities.

Entities may apply the amendments in this Update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Pieris AG is still evaluating the impact of the adoption of the standard on the financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure” (ASU 2014-15).

ASU 2014-15 is an authoritative accounting guidance related to management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. In doing so, the amendments should reduce diversity in the timing and content of footnote disclosures. This guidance is effective for Pieris AG for annual periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. The Company is currently assessing the expected impact, if any, that this ASU will have no effect on our consolidated financial statements.

3. Revenue

General

Pieris AG has not generated revenue from product sales. Pieris AG has generated revenue pursuant to (i) license and collaboration agreements, which include upfront payments for licenses or options to obtain licenses, payments for research and development services and milestone payments, and (ii) government grants, which are shown in the table below for periods specified:

	Years ended December 31,
	2013	2012
License fees	$5,159,425	$5,773,728
Research and development services	3,591,855	3,794,022
Milestone payments	1,128,630	257,200
Government grants	2,547,382	1,558,372

Total Revenue	$12,427,292	$11,383,322

Revenue from two collaboration partners and from one government grant exceeded 10% of total revenue, amounting to $5,573,441, $4,168,278 and $2,430,358, respectively, in the year ended December 31, 2013 and $7,306,622, $2,507,287 and $1,179,242, respectively, in the year ended December 31, 2012.

Collaborations and Other Agreements

Allergan Inc.

In August 2009, pursuant to an agreement with Allergan Inc. (“Allergan”), Pieris AG granted Allergan a worldwide exclusive license to develop and commercialize certain drug candidates for the treatment and prevention of ocular diseases. Allergan is responsible for the research, development, manufacturing and commercialization of any products resulting from the license. Pieris AG received a non-refundable upfront payment of $10 million upon execution of the contract in 2009 and is entitled to receive up to an aggregate of $13 million in milestone payments upon the achievement of certain commercial milestones or patents granted to Pieris AG by the United States Patent and Trademark Office that cover a product licensed to Allergan.

At the inception of the agreement, Pieris AG recognized revenue from the upfront license payment because, based on the stage of development of the licensed product delivered and the development capabilities of Allergan, Pieris AG determined that the license had standalone value. Through December 31, 2013, none of the milestones had been achieved and, as such, Pieris AG has not recognized milestone-related revenues.

Daiichi Sankyo Co., Ltd.

In May 2011, Pieris AG entered into an agreement with Daiichi Sankyo Co., Ltd. (“Daiichi Sankyo”), under which Pieris AG will use its proprietary Anticalin® scaffold technology to identify drug candidates against certain targets selected by Daiichi Sankyo, with further development and commercialization performed by Daiichi Sankyo. For any targets selected by Daiichi Sankyo, Pieris AG granted an exclusive, worldwide license for the research, development and commercialization of drug candidates identified by Pieris AG. As of the date of this report, Pieris AG has handed over further development responsibility for the two collaboration projects to Daiichi Sankyo, which handovers occurred in March 2013 and June 2014.

Upon execution of the agreement, Daiichi Sankyo paid Pieris AG a non-refundable upfront payment in the amount of $10.1 million in consideration for the licenses, and for each licensed product Pieris AG is entitled to receive potential milestone payments of $112.1 million, plus royalties on the commercial sales of any commercial products. The total milestones are categorized as follows: research milestones—$3.2 million; development milestones—$46.1 million; commercial milestones—$61.9 million; additional diagnostic milestones—$0.9 million. At the inception of the agreement, these milestones were determined to be substantive as there was substantial uncertainty the milestones would be achieved, they would require substantial performance from the entity, and the consideration was reasonable relative to other deliverables. The agreement includes provisions for Pieris AG to provide research services funded by Daiichi Sankyo at agreed upon full-time employee rates during the initial identification and research period.

In accordance with the guidance in ASC 605-25, Pieris AG identified the licenses and research funding as deliverables at the inception of the arrangement. Pieris AG has determined that the licenses and research services provided by Pieris AG represent one unit of accounting because, based on the stage of development of the licensed product the research services provided by Pieris AG to identify drug candidates using Pieris AG’s proprietary Anticalin technology against Daiichi Sankyo’s selected targets were necessary before the licenses would have any standalone value. Therefore, the total arrangement consideration was recognized over the estimated period of substantial involvement, which was determined to be the period during Pieris AG was required to provide research services to discover drug candidates against targets identified. Pieris AG estimated that this period would be approximately two years. Pieris AG reassesses the estimated term at the end of each reporting period.

Pieris AG recognized milestone payments of $1.1 million as revenues for the year ended December 31, 2013 and a milestone payment of $0.3 million as revenue for the year ended December 31, 2012. The milestone payments in 2013 resulted from the achievement of a success milestone, the initiation of Phase B. The milestone could not be achieved solely upon the passage of time. For revenue recognition purposes, management determined this milestone to be substantive in accordance with applicable accounting guidance related to milestone revenue. Substantive uncertainty existed at the inception of the arrangement as to whether the milestone would be achieved because of the numerous variables, such as the high rate of failure inherent in research and development activities and the uncertainty involved with obtaining regulatory approval. Therefore, the milestone payments were recognized in their entirety as revenues during the year ended December 31, 2013.

For the year ended December 31, 2013, Pieris AG recognized $5.6 million in revenues related to the Daiichi Sankyo collaboration, of which $1.1 million related to the achievement of milestones. For the year ended December 31, 2012, Pieris AG recognized $7.3 million in revenues, of which $0.3 million related to the achievement of milestones.

Sanofi-Aventis and Sanofi-Pasteur

In September 2010, Pieris AG entered into an agreement with Sanofi-Aventis and Sanofi Pasteur (“Sanofi”), under which Pieris AG agreed to apply its proprietary Anticalin technology to identify drug candidates against certain targets selected by Sanofi, with further development and commercialization performed by Sanofi. The agreement included the initial identification of two targets by Sanofi, with options to select up to four additional targets. For any targets selected by Sanofi, Pieris AG granted an exclusive, worldwide license for the research, development and commercialization of drug candidates identified by Pieris AG. In addition to the two initial targets selected by Sanofi, Sanofi exercised one of the four options and received a license. The remaining three options expired unexercised.

Upon execution of the agreement, Sanofi paid Pieris AG an upfront payment of $4.9 million in consideration for licenses on the first two targets and options to select an additional four licenses on other targets (with each option requiring an additional upfront payment upon exercise). Additionally, for each licensed product, Pieris AG is entitled to receive milestone payments up to $63.6 million, plus royalties on the sales of any commercial products. The total milestones are categorized as follows: research milestones—$2.3 million; development milestones—$36.5 million; commercial milestones—$24.8 million. At the inception of the agreement, these milestones were determined to be substantive because (i) there was substantial uncertainty the milestones would be achieved, (ii) they would require substantial performance from the entity, and (iii) the consideration was reasonable relative to other deliverables. No milestones had been achieved through December 31, 2013. The agreement includes provisions for Pieris AG to provide research services funded by Sanofi at agreed upon full-time employee equivalent rates during the initial identification and research period.

In accordance with the guidance in ASC 605-25, Pieris AG identified the licenses, options to obtain additional licenses and research funding as deliverables at the inception of the arrangement. The options were considered to be substantive at the inception of the agreement. Factors considered in determining the options were substantive were whether (i) Sanofi could obtain the overall objective of the agreement without exercising any options, (ii) Sanofi was able to obtain value from the initial licenses obtained without exercising any options, (iii) the cost to exercise the options was significant to the total upfront payment of $4.9 million for two licenses and four options, and (iv) exercising the option created additional financial commitments for Sanofi or imposed economic penalties on Sanofi.

Pieris AG has determined that, for each program selected by Sanofi, the license and research services provided by Pieris AG represent one unit of accounting because, based on the stage of development of the licensed product, the research services provided by Pieris AG to identify drug candidates using Pieris AG’s proprietary Anticalin technology against Sanofi’s selected targets were necessary before the licenses would have any standalone value.

The estimated selling prices for the licenses in the agreement are Pieris AG’s best estimate of selling price and were determined based on market conditions and entity-specific factors such as considerations of preclinical and clinical testing results and Pieris AG’s pricing practices and pricing objectives. The estimated selling price of research services are Pieris AG’s best estimate of selling price and are determined based on market conditions and entity-specific factors such as internal cost considerations and Pieris AG’s pricing practices and pricing objectives.

At inception, the total arrangement consideration of $8.1 million (which comprises the $4.9 million upfront payment and the expected fees for the research services to be provided under the remainder of the arrangement) was allocated to the deliverables based on the relative selling price method as follows: $3.5 million to the licenses, $1.4 million to the four options to acquire additional licenses and $3.2 million to the estimated research services to be provided. As the license and research services were determined to be one unit of accounting, the consideration allocated to each license is recognized over the period of substantial involvement, which was determined to be the period during Pieris AG was required to provide research services to discover drug candidates against targets identified, approximately two years. Pieris AG reassesses the estimated term at the end of each reporting period. At the end of 2012, Pieris AG determined that the required research term for one of the initial terms would extend to a period of 40 months, and management updated the estimated required service period to amortize the remaining deferred upfront payment over the new term. Two of the four options expired un-exercised in 2011, and as a result Pieris AG recognized $0.7 million of revenue upon expiration. The option term for the remaining two options was extended to February 2013, and Sanofi exercised one option to obtain an additional license. For the exercised option, the allocated consideration of $0.35 million for the option and the $1.4 million payment of the exercise price were deferred and amortized over the expected required service period of approximately two years. The program covered by the exercised option was terminated in December 2013, and accordingly, Pieris AG recognized the remaining deferred revenue upon termination. The remaining option expired in February 2013 and the allocated consideration of $0.35 million was recognized into revenue at the time of expiration.

For the years ended December 31, 2013 and 2012, the Company recognized $4.2 million and $2.5 million, respectively, related to the Sanofi collaboration, none of which related to the achievement of milestones.

Stelis BioPharma

Pieris AG entered into an agreement with Stelis BioPharma Private Limited (“Stelis”) on November 21, 2013, pursuant to which, Pieris AG collaborates with Stelis in the development of certain Anticalin® drug candidates, primarily for use in the treatment, palliation or prevention of ophthalmology-related diseases. Both parties may establish a joint venture for further development and commercialization of one or more such products in the future. Pieris AG granted Stelis a royalty-free, co-exclusive license within a specified field. Stelis is responsible for further developing the chosen candidates and taking them through certain development stages and bears all related expenses.

The license granted refers to products (Anticalin® proteins) which have already been researched and developed by Pieris AG independently before the arrangement with Stelis.

No payments have been received under this agreement, and thus, no revenues have been recognized.

Cadila Healthcare Limited

On October 7, 2013, Pieris AG entered into an agreement with Cadila Healthcare Limited (“Zydus”), under which Pieris AG granted to Zydus an exclusive, royalty-bearing license to use, sell, and import/export certain Anticalin® drug products, including the right to grant sublicenses in a specified territory. Zydus also received a co-exclusive royalty-free license to research, develop and produce a product in the specified territory as well as to conduct research and manufacture a product in specified field, as long as such activities are solely the development or commercialization in Zydus’ territory as defined in the agreement. Pieris AG received under the agreement a non-exclusive, royalty-free, world-wide license to exploit know-how and intellectual property that was made available to Zydus before October 7, 2013. Both parties agreed upon several milestone payments as well as a sharing of out-licensing revenue.

No payments have been received under this agreement, and thus, no revenues have been recognized.

Other Arrangement

Pieris AG entered into a materials transfer agreement, which is effective as of January 14, 2013. Under this arrangement the partner tests certain Pieris Anticalin® proteins with certain proprietary materiel, conducts certain purification and characterization studies on the resulting combined products and subsequent preclinical studies. Pieris AG produces and supplies Anticalin® proteins and receives research reports from the partner. Each party is otherwise responsible for its own costs and expenses. Pieris AG recognized research and development services revenue of $138,091 in the year ended December 31, 2013 under this arrangement.

Government Grants

BioChancePLUS

BioChancePLUS is a program of the German Federal Ministry of Education and Research to support research and development projects in the field of modern biotechnology in which high risk is involved. The grant is provided to small and medium sized enterprises (SMEs) according to the definition of the European Commission. The program applies to cooperative projects between SMEs or SMEs and educational facilities, such as universities.

Pieris AG was awarded a BioChancePLUS grant in January 2008, which grant provided funding until September 30, 2012. Pieris AG received quarterly payments covering expenses it had occurred. Pieris AG received $92,956 during the year ended 2012 and recorded such amounts as revenue.

BioCluster m4

In 2011 Pieris AG applied for a government grant from the German Federal Ministry for Education and Research for the project “Spitzencluster m4, Cooperation personalized medicine: ‘Preclinical development of PRS-110 an Anticalin targeted against c-Met as a monovalent antagonist in the field of oncology (PM18).’” The funding rate amounts 40% of the actual costs incurred, with an aggregate cap of $1,375,017 for the approval period from February 1, 2012 to September 30, 2014. The amounts received are non-refundable, and the grant funds may only be claimed for costs incurred within the approval period.

The payments are received quarterly in arrears based on expenses already incurred. Pieris AG received $117,023 and $286,175 for the years ended December 31, 2013 and 2012, respectively, which was recorded as grant revenue.

Seventh Research Framework Program (FP7) – Collaborative Project “EUROCALIN – European consortium for antiCALINs as next generation high-affinity protein therapeutics” (EUROCALIN)

EUROCALIN is a program that started in August 2011 with the objective of developing and producing new high-affinity protein scaffolds for therapeutic use. The focus is on the development of non-immunoglobulin protein scaffolds as alternatives to antibodies and oligo-nucleotides. The grant involves a consortium of ten companies and universities in Europe and was initiated for a collaboration focused on attaining and completing initial clinical development of a novel Anticalin therapeutic. The consortium is seeking to develop, manufacture and clinically test an Anticalin specific for hepcidin. The program is a small-molecule enhancers (SME) targeted project, which is funded by the European Union (“EU”) in the amount of $8,259,600 and also includes a respective funding rate of approximately 64% of the eligible costs occurred in connection with the research project. All payments received from the EU in that connection are non-refundable. Under this grant agreement, Pieris AG is the coordinator. The EU has scheduled three tranches of payments. The first tranche (pre-financing) was received as of December 7, 2011 and the second tranche as of August 4, 2013, but the third tranche was not received as scheduled as of December 31, 2013. Pieris AG as a coordinator receives all payments from the grant. The other members of the consortium are entitled to payment based on submission of invoices of eligible costs. Pieris AG pays the other members of the consortium based on the eligible costs.

Pieris AG received the following amounts:

	Years ended December 31,
	2013	2012
Amounts received	$2,915,559	$—
Revenue from grant	$2,430,358	$1,179,242

The following balance sheet items relate to the FP7 agreement:

	December 31,
	2013	2012
Other current assets (receivables from FP7 grant)	$261,568	$844,719
Cash (restricted cash)	$72,497	$183,311
Deferred revenue	$69,444	$177,396

4. Property and Equipment, net

Property and equipment are summarized as follows:

	December 31,
	2013	2012
Leasehold improvements	$57,779	$55,466
Laboratory equipment	4,093,704	3,921,030
Office and computer equipment	389,368	337,389
Property and equipment at cost	4,540,852	4,313,885

Accumulated depreciation	(2,103,175)	(1,640,203)

Property and equipment, net	$2,437,677	$2,673,682

Accumulated depreciation for each asset group is summarized as follows:

	Years ended December 31,
	2013	2012
Leasehold improvements	$37,904	$30,570
Laboratory equipment	1,845,098	1,454,661
Office and computer equipment	220,172	154,971

Total accumulated depreciation	$2,103,174	$1,640,202

Depreciation expense was $384,677 and $378,322 for the years ended December 31, 2013 and 2012, respectively. There were no other changes in accumulated depreciation other than foreign currency impact.

5. Income Taxes

The income tax benefits are as follows:

	Years ended December 31,
	2013	2012
Current	$—	$22
Total income tax benefit	$—	$22

The applicable German statutory tax rate was 29.13% for the years ended December 31, 2013 and 2012. The principal differences between income taxes computed at the German statutory tax rate and the effective tax rate are as follows:

	Years ended December 31,
	2013	2012
Income tax expense (benefit) at the German statutory rate	$19,280	$(675,866)
Increase in allowances on deferred tax assets	(37,210)	666,417
Nondeductible expenses	17,930	9,444
Other	—	(17)
Total income tax expense (benefit)	$—	$(22)

The components of deferred tax assets and liabilities related to net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income taxes purposes were as follows:

	December 31,
	2013	2012
Deferred tax assets
Net operating loss carryforwards	$16,859,179	$15,174,927
Deferred revenue	138,378	1,243,487
Equity issuance cost	102,935	98,813
Bank loan	23,014	—

Total deferred tax assets	17,123,506	16,517,227

Valuation allowance	17,053,767	16,407,955

Net deferred tax assets	69,739	109,272
Deferred tax liabilities
Useful life adjustment fixed assets	54,303	70,790
Bank loan	—	12,343
Adjustment restoration costs	—	10,008
Adjustment accruals	15,436	7,120
Market value of money market funds	—	9,011

Total deferred tax liabilities	69,739	109,272

Net deferred tax asset/(liability)	$—	$—

There were no other changes in the valuation allowance of deferred tax assets other than foreign currency impact.

As of December 31, 2013 and 2012, Pieris AG had net operating loss carryforwards on German corporate income tax of $58,500,460 and $52,637,482, respectively, and on trade tax of $57,153,994 and $51,466,509, respectively. The operating loss carryforwards generated are subject to restrictions under German tax law. These regulations may limit the future use of operating loss carryforwards if there is a change in ownership. After the balance sheet date, as a result of the Acquisition, the Company may have lost some or all of the unused German corporate income and trade tax loss carryforwards existing or realized at the time of the Acquisition.

Management of Pieris AG has evaluated the evidence bearing upon the realizability of its deferred tax assets, including Pieris AG’s history of operating losses, and has concluded that it is more likely than not that Pieris AG may not realize the benefit of its deferred tax assets. Accordingly, the deferred tax assets have been fully reserved to the extent not offset by deferred tax liabilities at December 31, 2013 and 2012. The valuation allowance increased by $645,812 during the year ended December 31, 2013 primarily as a result of foreign currency impact. As there are currently no significant uncertain tax positions, no liability for unrecognized tax positions have been recognized. Pieris AG files tax returns in Germany and is generally no longer subject to tax examinations for years prior to 2009.

6. Debt

Convertible Stockholder Loans

On November 12, 2012, Pieris AG and several of its stockholders (the “Investors”) entered into an unsecured Convertible Stockholder Loan Agreement (the “Bridge Loan”). The outstanding principal under the Bridge Loan as of December 31, 2013 and 2012 was $2,753,200 and $2,317,308 respectively. The Bridge Loan includes a conversion feature to convert the loan amounts at the option of the Investors into Series B preferred shares of Pieris AG contingent upon certain conversion conditions. The Bridge Loan specifies a maturity date of December 31, 2013 and an interest rate of 12% per year before the maturity date. The agreement further provides that in case the loan amounts have not been repaid at the maturity date, the outstanding amounts will be subject to an interest rate of 18% per year for periods after the maturity date. The Bridge Loan does not contain financial or non-financial covenants.

Under the Bridge Loan, the Investors have the option to convert the outstanding principal into Series B preferred shares on or after December 31, 2013. The Bridge Loan also provided an option for the Investors to convert upon the closing of a qualified financing or an exit event, as defined in the Bridge Loan, prior to the maturity date of December 31, 2013. As a qualified financing or exit event did not occur prior to December 31, 2013, this conversion option is no longer available.

As of December 31, 2013, the Bridge Loan was still outstanding and therefore the first conversion option became available, however the feature was deemed not to be beneficial.

In accordance with the Bridge Loan, Pieris recognized interest expense of $317,014 and $15,543 for the years ended as of December 31, 2013 and 2012, respectively. The accrued interest balances as of December 31, 2013 and 2012 included in the convertible stockholder loan on the balance sheets were $345,302 and $15,971, respectively. No principal or interest payments were made for the Bridge Loan in 2013 or 2012 (see Note 11, Subsequent Events “Amendment to Convertible Bridge Loan Agreement dated November 12, 2012”).

Four significant stockholders of Pieris AG — Orbimed Private Investments III, Gilde Europe Food & Agribusiness Fund B.V., The Global Life Science Ventures Fund and Coöperative AAC LS U.A. (Forbion B.V.) — are among the Investors in Bridge Loan. Pieris AG recorded related-party interest expense concerning the Bridge Loan in the amounts set forth in the table below:

	Years ended December 31,
	2013	2012
Orbimed Private Investments III, LP	$78,411	$4,430
The Global Life Science Ventures Fund	70,131	1,297
Gilde Europe Food & Agribusiness Fund B.V.	67,083	4,331
Coöperative AAC LS U.A. (Forbion B.V.)	34,930	1,879

Sum of related-party interest expense related to the Convertible Bridge Loan	$250,555	$11,937

Unsecured Bank Loan

In May 2003, Pieris AG signed an unsecured loan agreement (the “Bank Loan”) with Technologie-Beteiligungs-Gesellschaft (“TBG”), a minority interest stockholder. As of December 31, 2013 and 2012 outstanding principal was $1,032,450 and $991,110, respectively. No principal payments were made for in 2013 or 2012. The key terms of the Bank Loan are as follows:

•	The original maturity date of the Bank Loan was December 31, 2013.

•	Interest at 8% per year is required to be paid on a semi-annual basis, which resulted in interest expense of $79,668 and $77,160, in 2013 and 2012. The amounts reflected on the balance sheets in Other current liabilities total $20,649 and $19,822 as of December 31, 2013 and 2012, respectively.

•	A repayment fee of 30% and an additional interest premium of 6% (effective beginning June 2008) of the loan amount are due when the principal is paid, which resulted in total interest expense of $97,255 and $84,422 in 2013 and 2012, respectively. The amounts reflected on the balance sheets in Bank loan include accrued interest of $619,470 and $497,874 as of December 31, 2013 and 2012, respectively.

•	12% per year of the German GAAP net income, adjusted for certain items per the Bank Loan, is payable to TBG. As the adjusted German GAAP net income amounts for Pieris AG were negative for all years, no amounts were recorded for this provision.

•	There are no financial or non-financial covenants.

As of December 31, 2013 Pieris AG did not repay the outstanding balance of $1,651,920 of the Bank Loan. However, as of April 3, 2014 Pieris AG and TBG signed a repayment agreement concerning Pieris AG’s repayment of its liabilities to TBG outstanding at December 31, 2013 in a total amount of €1.2 million ($1.65 million). The principal amount bears interest at a rate of 10.53%. Under the repayment agreement, Pieris AG has agreed to a payment schedule pursuant to which it will make semi-annual payments until 2016. In December 2014, the repayment has been further modified (see Note 11, Subsequent Events “Unsecured Bank Loan”).

The following table summarizes Pieris AG’s financial obligations for the next five years and thereafter as of December 31, 2013:

	2014	2015	2016	2017	2018	Thereafter	Total
Convertible stockholder loan, including accrued interest	$—	$3,089,502	$—	$—	$—	$—	$3,089,502
Bank loan, including accrued interest	$206,490	$688,300	$757,130	$—	$—	$—	$1,651,920

7. Stockholders’ Equity

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of Pieris AG’s stockholders. Common stockholders are entitled to dividends when and if declared by the Board of Directors. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Pieris AG, the holders of common stock are entitled to share ratably in the assets of Pieris AG available for distribution after the holders of the preferred shares and their liquidation preferences have been satisfied. There are 59,993 shares of common stock issued and outstanding with a share capital of $53,889.

Preferred Stock

Pieris AG is authorized to issue 919,708 shares of preferred stock, of which 324,313 have been designated as Series A equaling $378,503 share capital, 132,432 shares with a share capital of $173,896 have been designated as Series A-1 and the remaining 462,963 shares with a share capital of $662,515 have been designated as Series B. Holders of shares of preferred stock are entitled to receive a preference payment in the event of any liquidation, dissolution, winding-up or exit event (i.e., any merger or consolidation into or any other corporation or sale of more than 70% of Pieris AG’s assets or 50% of Pieris AG’s shares) of Pieris AG before any payment is made to the holders of shares of Pieris AG’s common stock. Specifically, holders of Series B preferred shares are entitled to receive the original issue price of such shares plus 8% of annual cumulative interest upon an exit event. After this payment, holders of a portion of the Series A-1 preferred shares are entitled to receive twice of their total investment. The remaining proceeds from an exit event are distributed to the remaining holders of Series A-1 preferred shares and the holders of Series A preferred shares in the amount of one times the respective original issue price. The remaining amount is distributed among all stockholders in proportion to their total stockholdings in Pieris AG.

There are no preferred dividends attached to any of the preferred shares. Preferred stock participates equally to common stock.

There is a conversion right which is stated within the Shareholder Agreement to convert all preferred shares into common shares, which is contingent upon the adoption of a resolution of a meeting of stockholders.

Each share of Pieris AG’s common and preferred stock is entitled to one vote and all shares rank equally as to voting and other matters.

Effective with the consummation of the Acquisition, all existing common and preferred stock and any and all rights associated with the common and preferred stock have been exchanged for common stock of Pieris Pharmaceuticals, Inc. (see Note 1 Corporate Information).

Receivable from Issuance of Shares

The founders of Pieris AG participated in the Seed round capital increase of common shares at par value. For certain stockholders, the payment of the share premium into Additional paid-in capital (fully or partially) was deferred until the occurrence of an exit event and is recorded as Receivables from Sale of Shares in Pieris AG’s Statements of Changes in Stockholders’ Equity.

The following amounts were deferred for the respective parties:

	December 31,
	2013	2012
Steffen Schlehuber	$2,356	$2,356
Claus Schalper	1,755	1,755
Dr. Karsten Schürrle	1,203	1,203
MAPO Beteiligungsgesellschaft mbH	116,487	116,487

Total	$121,801	$121,801

In connection with the consummation of the Acquisition all deferred payment claims against the aforementioned stockholders were waived (see Note 11, Subsequent Events “Acquisition”).

Claus Schalper is the CFO of Pieris AG.

Furthermore, in 2008, Pieris AG acquired treasury shares under a stockholders’ agreement at the par value of €1.00 per treasury share. The payment of the share premium was deferred until an exit event (i.e., any liquidation, dissolution or winding up of Pieris AG, including any merger or consolidation into or any other corporation or sale of more than 70% of Pieris AG’s assets or 50% of Pieris AG’s shares) occured. The amount of the deferred payment to the capital reserve of Pieris AG was $48,690. However, in accordance with the Consolidated Stockholders Agreement 2012 dated November 12, 2012, the claim for such payments has been waived.

Prof. Dr. Skerra is the deputy chairman of the supervisory board of Pieris AG.

8. Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2013	2012
Accrued expenses
Accrued expenses bonus payments	$137,660	$279,708
Accrued expenses severance payments	319,031	—
Payroll related accruals	90,549	110,822
Other accrued expenses	12,389	20,959

Total amount of accrued expenses	559,629	411,489

Accrued expenses, non-current
Reserve for litigation TUM	373,059	358,121
Accrued expenses Restoration	6,883	6,607
Total amount of accrued expenses non-current	379,942	364,728

Total amount of accrued expenses	$939,571	$776,218

9. Related-Party Transactions

Research and License Agreement with Technische Universität München (“TUM”)

On July 4, 2003, Pieris AG entered into a research and licensing agreement with TUM, which was subsequently renewed and, on July 26, 2007, superseded and replaced. The agreement established a joint research effort led by Prof. Arne Skerra, Chair of Biological Chemistry of TUM, to optimize Anticalin technologies for use in therapeutic, prophylactic and diagnostic applications and as research reagents, and to gain fundamental insights in lipocalin scaffolds. Prof. Dr. Skerra was a member of Pieris AG’s supervisory board when the parties entered into such agreement and during the period covered by the financial statements in this report. Pieris AG provided certain funding for TUM research efforts performed under the agreement.

As a result of research efforts to date under the agreement, Pieris AG holds a worldwide exclusive license under its license agreement with TUM to multiple patents and patent applications, including an exclusive license to an issued U.S. patent, which patent will expire in 2027 (subject to a possible term adjustment period). Pieris AG also holds an exclusive license to an issued U.S. patent No. 8,420,051, which patent is expected to expire in 2029. Pieris AG bears the costs of filing, prosecution and maintenance of patents assigned or licensed to Pieris AG under the agreement.

As consideration for the assigned patents and licenses above, Pieris AG is required to pay certain development milestones to TUM. Pieris AG also is obliged to pay low-single-digit royalties, including annual minimum royalties, on sales of such products incorporating patented technologies. If Pieris AG grants licenses or sublicenses to those patents to third parties, Pieris AG will be obliged to pay a percentage of the resulting revenue to TUM. Pieris AG’s payment obligations are reduced by Pieris AG’s proportionate contribution to a joint invention. Payment obligations terminate on expiration or annulment of the last patent covered by the agreement. Pieris AG can terminate the licenses to any or all licensed patents upon specified advance notice to TUM. TUM may terminate the license provisions of the agreement only for cause. Termination of the agreement does not terminate the rights in patents assigned to Pieris.

Pieris AG has incurred the following expenses related to TUM (excluding value added taxes):

	Years ended December 31,
	2013	2012
Transfer of licenses and protective rights	$66,390	$19,290
Research	22,573	131,172

Total expenses incurred with TUM	$88,963	$150,462

Pieris AG has recorded $373,059 and $358,121 as of December 31, 2013 and 2012, respectively, related to the amounts due under the research and license agreement (see Note 10 Commitments and Contingencies).

The part of the agreement requiring Pieris AG to make payments for research conducted by TUM expired in February 2013 with no further obligations by Pieris AG.

EUROCALIN/FP7 Government Grant

TUM is a member of the EUROCALIN consortium and thus, is entitled to receive payments under the grant agreement for research activities. Research activities are carried out by Prof. Dr. Skerra. Prof. Dr. Skerra was a member of Pieris AG’s supervisory board when the parties entered into such agreement and during the period covered by the financial statements in this report. The government grant agreement with FP7 is further discussed in Note 3 Revenue.

Consulting Contract between Prof. Dr. Arne Skerra and Pieris AG

In 2001, Pieris AG entered into a Consulting Agreement with Prof. Dr. Skerra, pursuant to which Prof. Dr. Skerra provides advice regarding the use of new proteins, in particular Anticalin proteins and antibodies, for the purpose of research and development. The Consulting Agreement has an unlimited term but can be terminated by Pieris AG upon three months’ notice with effect from the end of a month and by Prof. Dr. Skerra upon one year’s notice with effect from the end of a year. Under the Consulting Agreement, Pieris AG incurred and paid to Prof. Dr. Skerra consulting fees of $26,556 and $25,720 for the years ended December 31, 2013 and 2012, respectively.

Convertible Stockholder Loan

Four significant stockholders of Pieris AG—Orbimed Private Investments III, Gilde Europe Food & Agribusiness Fund B.V., The Global Life Science Ventures Fund and Coöperative AAC LS U.A. (Forbion B.V.)—participated as Investors in the 2012 Convertible Bridge Loan as related parties. The convertible bridge loan agreement is further discussed in Note 6 Debt.

Receivables from Issuance of Shares

In connection with the issuance of nominal stock, payments of the share premium into additional paid in capital were deferred. Amounts were deferred for Claus Schalper and Prof. Dr. Skerra among others. Mr. Schalper is the CFO of Pieris AG, and Prof. Dr. Skerra is the deputy chairman of Pieris AG’s supervisory board. Thus, both are related parties to Pieris AG. The issuance of nominal stock is further discussed in Note 7 Share Capital.

10. Commitments and Contingencies

Licensing Commitments

Pieris AG has license agreements with two parties under which Pieris AG is obliged to pay annual license fees. One agreement is between IBA GmbH and Pieris AG which requires annual license payments of $41,298 and relates to licenses for Strep-tag technology that represent tool technologies and which are used for research purposes only. The agreement expires 2024.

Another license agreement exists between TUM and Pieris AG (see Note 9 Related-Party Transactions). Under this agreement, Pieris AG is obliged to pay an annual license fee of $68,830 to TUM.

The table below shows the annual license fee commitments under the two agreements as of December 31, 2013:

License payments
2014	$110,128
2015	110,128
2016	110,128
2017	110,128
2018	110,128
Thereafter	867,258

Total minimum license payments	$1,417,898

Leases

Pieris AG leases office and laboratory space in Freising, Germany. The lease has defined termination date and can be cancelled with a notification period of eight months at the end of each quarter. Rent expenses are calculated on a straight-line basis over the term of the lease.

Pieris AG’s contractual commitments of the non-cancellable portion under this operating lease as of December 31, 2013 are as follows:

Total
2014	$200,433

Rent expense under Pieris AG’s operating lease was $289,991 and $280,862 for the years ended December 31, 2013 and 2012, respectively.

Arbitration

Under the Research and Licensing Agreement between Pieris AG and TUM as of July 26, 2007, Pieris AG is required to make payments to TUM based on Pieris AG’s revenues generated from entering into sub-licensing agreements with any third party with respect to University Inventions and/or Joint Inventions (each as defined in the Research and Licensing Agreement). These revenues include upfront license payments as well as milestone payments received by Pieris AG from third parties. Pieris AG has signed six of sub-licensing agreements between 2004 and 2012 (the period under dispute), under which it has recorded revenues. Pieris AG acknowledges an obligation to TUM; however, the parties disagree regarding the amount due. On March 20, 2014, the Company initiated arbitration proceedings in order to resolve the dispute. Although it is not possible to predict the outcome of such arbitration, Pieris AG has assessed the degree of probability and the reasonably possible losses that it could incur as a result of these matters. Pieris AG believes that its accrual for possible liability under the agreement as of December 31, 2013 (in an amount of $373,059) appropriately reflects its estimated future payment obligations. The amount currently in dispute is $3,025,237.

After Pieris AG instituted the arbitration proceeding, TUM submitted its position to the Deutsche Institution für Schiedsgerichtsbarkeit that it does not have capacity to be sued under the action for a declaratory arbitration decision brought by Pieris AG in relation to the TUM License Agreement, and that instead, it is the Free State of Bavaria that is the proper respondent to said action. In turn, Pieris AG responded that (a) TUM’s argument is not sustainable because based on applicable principles under the German civil law rules on agency and representation and relativity of (contractual) obligations (which is akin to the common law doctrine of privity of contract), in entering into the TUM License Agreement in the name of itself as a legal entity engaging in private legal transactions, TUM was conducting affairs relating to it as a body in its own right and was not engaging in a governmental matter nor acting as an agent of the government, and (b) TUM thus has capacity to be sued in relation to any disputes arising from and regarding contractual provisions of the TUM License Agreement and is thus also the proper respondent in the action.

As of the date of this report, each party to the arbitration proceeding has appointed one arbitrator and the party-named arbitrators collectively selected the third arbitrator as the chairman of the arbitration panel. The panel has indicated that it will first decide the issue of whether TUM is the proper respondent in this action and has set a date for a first hearing in Munich, Germany on January 20, 2015.

On December 1, 2014, TUM filed its statement of defense, maintaining its earlier calculation of the Out-License Fee. Pieris AG has until January 12, 2015 to file a reply brief in response to TUM’s defense.

11. Subsequent Events

Acquisition

On December 17, 2014, Pieris AG and Pieris Pharmaceuticals, Inc. (formerly known as Marika Inc., a non-operating public shell company in the United States, renamed Pieris Pharmaceuticals, Inc.) entered into an Acquisition Agreement. Pursuant to the Acquisition Agreement, the stockholders of Pieris AG contributed all of their equity interests in Pieris AG to Pieris Pharmaceuticals, Inc. for shares of Pieris Pharmaceuticals, Inc.’s common stock, which resulted in Pieris AG becoming a wholly owned subsidiary of Pieris Pharmaceuticals, Inc. (the “Acquisition”). The Acquisition closed on December 17, 2014.

On December 5, 2014, Pieris Pharmaceuticals, Inc. completed a 2.272727-for-1 forward split of its common stock in the form of a share dividend, with the result that 6,100,000 shares of common stock outstanding immediately prior to the stock split became 13,863,635 shares of common stock outstanding immediately thereafter. Effective as of December 16, 2014, Marika Inc. amended and restated its Certificate of Incorporation to, among other things, change its name from Marika Inc. to “Pieris Pharmaceuticals, Inc.” and increase its authorized capital stock from 75,000,000 shares of common stock, par value $0.001 per share, to 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share. On December 17, 2014, Pieris Pharmaceuticals, Inc. transferred its pre-Acquisition assets and liabilities to its former majority stockholder, Aleksandrs Sviks, in exchange for the surrender by him and cancellation of 11,363,635 shares of Pieris Pharmaceuticals, Inc. common stock. At the closing of the Acquisition, Pieris Pharmaceuticals, Inc. issued an aggregate of 20,000,000 shares of its common stock to the former stockholders of Pieris AG in exchange for all of the outstanding shares (common and preferred) of Pieris AG’s capital stock. Pieris AG has become a wholly owned subsidiary of Pieris Pharmaceuticals, Inc., and the former stockholders of Pieris AG collectively own approximately 89% of the outstanding shares of Pieris Pharmaceuticals, Inc. common stock.

Immediately following the closing of the Acquisition, Pieris Pharmaceuticals, Inc.’s outstanding shares of common stock (on a fully diluted basis) are owned as follows:

•	Former holders of Pieris AG’s capital stock hold an aggregate of 20,000,000 shares of Pieris Pharmaceuticals, Inc.’s common stock, or approximately 78% on a fully diluted basis;

•	Holders of Marika Inc.’s common stock prior to the closing of the Acquisition hold an aggregate of 2,500,000 shares of Pieris Pharmaceuticals, Inc.’s common stock, or approximately 10% on a fully diluted basis; and

•	3,200,000 shares of common stock are reserved for issuance under the 2014 Employee, Director and Consultant Equity Incentive Plan of Pieris Pharmaceuticals, Inc., or the Pieris Plan, representing approximately 12% on a fully diluted basis. As of the date hereof, options to purchase 1,430,000 shares of our common stock have been issued under the Pieris Plan to our executive officers and directors, and options to purchase 1,089,500 shares of our common stock have been issued under the Pieris Plan to other employees and consultants. As a result of such grants, 680,500 shares of our common stock are available for future issuance under the Pieris Plan.

In accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Section 805 entitled, “Business Combinations,” Marika Inc. does not meet the definition of a business as it is a non-operating shell company. As a result, the Acquisition is accounted for as an asset purchase by Pieris AG instead of a business combination. Pieris AG is considered the accounting acquirer in the Acquisition. Consequently, the assets and liabilities and the historical operations that will be reflected in the Pieris Pharmaceuticals, Inc. financial statements subsequent to the Acquisition will be those of Pieris AG.

Unsecured Bank Loan

On December 11, 2014, Pieris Operating and TBG entered into an accelerated repayment agreement in respect of the claims of TBG against Pieris AG. Pursuant to terms of the accelerated repayment agreement, conditioned upon closing of the Acquisition, Pieris AG will be obligated to pay €1,050,000 ($1.45 million), the outstanding amount under the repayment agreement, in two tranches as follows: €600,000 ($825,960) plus accrued interest on January 31, 2015 and €450,000 ($619,470) on March 31, 2015. Upon full payment of the accelerated repayment amount of €1,050,000 ($1.4 million), all claims of Pieris AG and TBG against each other from or in connection with the silent partnership agreement dated May 13, 2003 and the repayment agreement entered into on April 3, 2014, will be considered settled and repaid in full.

Amendment to Convertible Bridge Loan Agreement dated November 12, 2012

As of March 2014, Pieris AG and its stockholders amended an existing convertible loan agreement dated November 12, 2012 (the “2012 Bridge Loan”). The parties agreed to postpone the ultimate maturity date with respect to the remaining balance of the 2012 Bridge Loan from December 31, 2013 to December 31, 2015. The stockholder party to the 2012 Bridge Loan participated in the 2014 Series C Financing in the fourth quarter of 2014 and waived their claims for repayment of the 2012 Bridge Loan as consideration (see Note 11, Subsequent Events “2014 Series C Financing”).

Convertible Bridge Loan Agreement 2014

On April 14, 2014, Pieris AG entered into a second bridge loan agreement (the “2014 Bridge Loan”) with certain of its stockholders pursuant to which Pieris AG received a commitment for financing in the aggregate amount of €2,000,000 ($2,753,200), which loan amount, if drawn down by Pieris AG, would be convertible into preferred shares of Pieris AG after the maturity date or upon occurrence of certain events. The 2014 Bridge Loan included two tranches of available financing: (i) Tranche A of €1,500,000 ($2,064,900) and (ii) Tranche B of €500,000 ($688,300). In June 2014, Pieris AG called 67% of Tranche A, or €1,000,000 ($1,376,600). Loan amounts outstanding under the 2014 Bridge Loan accrued interest at a rate of 12% per year and have a maturity date of December 31, 2015, after which the loan amounts would accrue interest at a rate of 18% per year. The stockholders participating in the 2014 Bridge Loan invested the €1,000,000 ($1,376,600) remaining commitment in cash directly in the 2014 Series C Financing as described below.

2014 Series C Financing

During the fourth quarter of 2014 Pieris AG completed a financing round and issued Series C preferred shares (the “2014 Series C Financing’’). The 2014 Series C Financing included issuing shares for aggregate cash proceeds of $6,271,783. Additionally, principal and interest amounts outstanding related to the 2012 Bridge Loan and 2014 Bridge Loan ($4,415,170) were converted for Series C preferred shares.

The Series C stockholders were entitled to receive a preference payment in the event of any liquidation, dissolution, winding-up or exit event (i.e., any merger or consolidation into or any other corporation or sale of more than 50% of Pieris AG’s assets or 50% of Pieris AG’s shares) of Pieris AG, or in the event of a dividend or other distribution by the Company to its stockholders before any payment is made to the holders of Pieris AG’s other preferred or common shares. The Series C preferred stockholders were entitled to receive 2.5 times the original issuance price plus cumulative annual interest of 8% before other preferred or common stockholders received consideration in such events.

The participating 2014 Series C preferred shares had the same voting rights as all other share classes. There was a conversion right stated within the Consolidated Shareholders’ Agreement 2014 to convert all Series C preferred shares into common shares, contingent upon the adoption of a resolution at a meeting of stockholders.

All outstanding Series C preferred shares were exchanged for common stock of Pieris Pharmaceuticals, Inc. in the Acquisition.

Tax field audit

On July 11, 2014 a tax field audit for the years 2010 to 2012 in accordance with §193 paragraph 1 AO under German law was announced by the tax office Freising. The tax field audit took place in July 2014, subsequent to the balance sheet date. Preliminary results indicate a reduction of Pieris AG’s net operating loss carryforwards on German corporate income tax by $705,103 for each of the years ended December 31, 2012 and 2013.